Exhibit 99.2

INmune Bio’s CaRe PC Trial of INKmune™ in Metastatic Castration-Resistant Prostate Cancer Meets Endpoints and Is Closed to Enrollment

BOCA RATON, FL, Aug. 04, 2025 (GLOBE NEWSWIRE) - INmune Bio Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology and inflammation company, is pleased to report that its Phase I/II trial (the “CaRe PC” trial) of INKmune™ for men with metastatic castration-resistant prostate cancer (mCRPC) has met its primary and secondary endpoints and is now closed to further enrollment.

INKmune™ was well tolerated at all three dose levels in the trial, demonstrating an excellent safety profile, the primary endpoint of CaRe PC. Additionally, patients with low NK cell activation saw the greatest improvement in their biomarkers of NK cell activation, defining the target population for the next trials.

“INKmune was safe and effective at activating NK cells in a subset of more than half of these patients with advanced disease,” stated Dr. Mark Lowdell, CSO at INmune Bio. “Excitingly we did see, in some patients, individual tumor lesions either reducing in size or completely disappearing during treatment, so we believe this could be evidence of a direct effect on tumor cell killing.”

Following the successful completion of the Phase 1/2 trial of INKmune™ in patients with advanced-stage disease, INmune Bio plans to advance the program by designing a randomized Phase 2b trial in patients with less severe disease, enabling a more robust measurement of the drug’s effects and potential clinical benefits.

About INKmune™

INKmune™ is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals to convert the cancer patient’s resting NK cells into tumor killing memory-like NK cells (mlNK cells). INKmune™ treatment converts the patient’s own NK cells into mlNK cells. In patients, INKmune™ primed tumor killing NK cells have persisted for more than 100 days. These cells function in the hypoxic TME because due to upregulated nutrient receptors and mitochondrial survival proteins.

INKmune™ is a patient friendly drug treatment that does not require pre-medication, conditioning or additional cytokine therapy to be given to the patients. INKmune™ is easily transported, stored and delivered to the patient by a simple intravenous infusion as an out-patient. INKmune™ is tumor agnostic; it can be used to treat many types of NK-resistant tumors including leukemia, lymphoma, myeloma, lung, ovarian, breast, renal and nasopharyngeal cancer. INKmune™ is treating patients in an open label Phase I/II trial in metastatic castration-resistant prostate cancer in the US this year.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: the Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune® developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer and is currently in a trial in metastatic castration-resistance prostate cancer. The third program, CORDStrom™, is a proprietary pooled, allogeneic, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa. INmune Bio’s product platforms utilize a precision medicine approach for diseases driven by chronic inflammation and cancer. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including the results of the Phase 2 MINDFuL trial, the timing of key milestones, future plans or expectations for the treatment of XPro™, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDStrom™, XPro1595 (XPro™, pegipanermin), and INKmune®™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss
Co-founder and Chief Financial Officer
(858) 964-3720
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com